                                                                    EXHIBIT 23.1



                       CONSENT  OF  INDEPENDENT  AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of S1 Corporation on Form S-4 on Form S-8 (File No. 333-82711) pertaining to the 1996 Equity Incentive Plan, the 1996 Directors Stock Option Plan, the 1990 Stock Option Plan, the 1998 Stock Option Plan, and the 1998 Stock Plan of our reports dated February 4, 1999, relating to the consolidated balance sheets of S1 Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of S1 Corporation.




                                                     /s/ KPMG LLP


Atlanta, Georgia
January 5, 2000